Exhibit 10.25

Clarios 5757 Green Bay Avenue
Milwaukee, WI 53209

Mark Wallace

24 N Lake Bridge Ln

Watersound, Florida

32461

June 8, 2021

Dear Mark:

This letter will serve as an amendment to your offer letter dated March 20, 2020 (the “Offer Letter”). Specifically, we are amending the paragraph titled “SEVERANCE” by deleting it in its entirely and replacing it with the following new paragraph in its stead:

SEVERANCE

Upon a termination without Cause (as defined below) or by you for Good Reason (as defined below), and subject to execution of a release of claims in a form reasonably provided to you by Clarios, you will be provided with one-and-one-half (1.5) times the sum of your annual base salary and your annual bonus target amount, payable in a lump sum within 30 days following termination. For the period of 1.5 years (18 months), benefit continuation (medical/dental/vision) will be covered by the Company at the current employee contribution levels. You also will receive any unpaid prior year bonus, to the extent earned under the AIPP for such year, payable at the same time as such year’s bonuses are paid to other senior executives. Senior executive-level outplacement services provided for a period of 1 year (12 months).

In all other respects, the Offer Letter remains in full force and effect without any further modification or amendment whatsoever.

Sincerely,

/s/ John Barkhouse

John Barkhouse

Chairman of the Board, Clarios

Managing Partner, Brookfield Asset Management

Agreed-to and Accepted

/s/ Mark Wallace	June 22, 2021
Mark Wallace	Date